Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EIDOS THERAPEUTICS, INC.

Eidos Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is Eidos Therapeutics, Inc.  The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 6, 2013 (the “Original Certificate”).

2.This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on March 29, 2018 and subsequently amended on May 29, 2018 (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Eidos Therapeutics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000), of which (i) One Hundred Fifty Million (150,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or  Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.  COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Preferred Stock):

(a)the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series  of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;

(b)dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c)upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B.  PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1.Action without Meeting.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

2.Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (a) the Board of Directors or (b) the holders of at least 25% of the outstanding shares of Common Stock in compliance with the procedures set forth in the Bylaws, and special meetings of stockholders may not be called by any other person or persons.  Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.Election of Directors.  Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3.Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.  In no case shall a decrease in the authorized number of Directors remove or shorten the term of any incumbent Director.  Each Director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.  Notwithstanding the foregoing, and subject to the rights, if any, of the holders of any series of Preferred Stock with respect to the election of Directors, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.  Whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4.Vacancies.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, may be filled by either (a) the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or (b) the holders of a majority of the outstanding shares of capital stock then entitled to vote at an election of Directors.  Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.  In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.Removal.  Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote at an election of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit.  If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1.Amendment by Directors.  Except as otherwise provided by law, the Bylaws of the Corporation may be amended, altered or repealed by the Board of Directors.

2.Amendment by Stockholders.  Subject to the rights, if any, of the holders of any series of Preferred Stock, the Bylaws of the Corporation may be amended, altered or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on such amendment, alteration or repeal.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.  Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed by its duly authorized officer this 22nd day of June, 2018.

EIDOS THERAPEUTICS, INC.

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	Chief Executive Officer

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